Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE	CONTACT:
10/24/08; 5:30 a.m. EST	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
Corn Products International Reports 74 Percent Increase
in 2008 Third Quarter Diluted EPS
Raises 2008 Full-Year EPS Outlook to $3.40-$3.60 from $3.15-$3.35
     WESTCHESTER, Ill., October 24, 2008 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported record quarterly diluted earnings per share of $1.15 for the third quarter ended September 30, 2008, a 74 percent increase compared with diluted earnings per share of $0.66 a year ago. The third quarter of 2007 included a 5-cent gain from the Company’s holdings in CME Group Inc. Net income of $88 million in the third quarter of 2008 improved 72 percent versus $51 million in the prior year.
     For the 11th consecutive quarter, net sales reached a record level. Net sales of $1.08 billion in the third quarter of 2008 increased 24 percent versus $877 million in the prior-year period. Continuing the trend from the first half of 2008, the higher net sales reflected stronger price/product mix.
     Gross profit of $204 million in the third quarter of 2008 increased 44 percent compared with $142 million a year ago. The increase was the result of significantly higher North and South American results due predominantly to strong pricing actions. The gross margin of 18.8 percent compared favorably to 16.2 percent last year. Strong co-product pricing helped offset a significant increase in gross corn costs.
     Operating expenses of $67 million in the third quarter of 2008 compared with $62 million a year ago. Operating expenses as a percentage of net sales in this year’s third quarter declined to 6.2 percent versus 7.0 percent last year. Other income in the third quarter of 2008 was $11 million, which included a $4 million insurance settlement and a $3 million gain from a land sale.
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Corn Products International — Page Two
     Operating income of $148 million in the third quarter of 2008 grew 68 percent versus $88 million in 2007. The operating margin improved to 13.6 percent from 10.0 percent last year.
     Net financing costs in the third quarter of 2008 declined 4 percent to $9.6 million versus the prior year. The 2008 third-quarter effective tax rate of 34.9 percent compared with 33.1 percent in 2007.
Regional Business Segment Performance
Regional results for the quarter ended September 30, 2008 were as follows:
North America
     Net sales of $660 million increased 22 percent from $542 million in 2007 due to favorable price/product mix. Volumes were down slightly and the foreign currency impact was essentially neutral. Operating income of $105 million grew 80 percent versus $58 million last year. All three country businesses contributed to the increased profitability.
South America
     Net sales of $305 million rose 33 percent compared with $230 million a year ago as a result of positive price/product mix and foreign currency translations. Volumes were slightly positive. Operating income of $44 million grew 68 percent from $26 million in the prior year due to a significant improvement in Brazil, as well as increases in the Southern Cone and Andean regions.
Asia/Africa
     Net sales of $119 million increased 13 percent versus $105 million last year due to significantly improved price/product mix, partially offset by unfavorable foreign currency translation and lower volumes. Operating income of $10 million was relatively unchanged from a year ago, reflecting strong growth in Pakistan, Thailand and China offset by a decline in South Korea.
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Corn Products International — Page Three
2008 Nine-Month Results
     For the nine months of 2008, the Company reported net income of $221 million, or $2.90 per diluted share, compared with net income of $152 million, or $1.98 per diluted share, last year. Included in this year’s nine months results was a 4-cent negative impact from costs related to the pending merger with Bunge Limited (NYSE: BG). Included in last year’s nine months results was a 5-cent gain from the Company’s holdings in CME Group Inc.
     Gross profit and operating income increased 27 percent and 39 percent, respectively, versus the prior-year period.
     Net sales of $3.04 billion grew 22 percent versus $2.50 billion in the prior year. Favorable price/product mix and, to a lesser degree, positive foreign currency translations drove the increase, which was partially offset by a slight decline in volumes.
     The effective tax rate for the nine months of 2008 was 34.5 percent versus 33.3 percent in 2007.
Balance Sheet and Cash Flow
     The Company’s balance sheet remained solid as of September 30, 2008. Net debt (total debt less cash) was $612 million versus $474 million at December 31, 2007 and $463 million at September 30, 2007. Total debt to capitalization of 29.4 percent at September 30, 2008 compared with 26.6 percent at year-end 2007.
     Cash provided by operations was $16 million for the nine months of 2008. Net income was $221 million, depreciation and amortization was $98 million and working capital increased $293 million. Cash paid on margin accounts relating to corn futures contracts was $186 million and represents the majority of the working capital increase.
2008 Outlook
     Corn Products International has raised its diluted EPS expectations for full-year 2008 to $3.40 to $3.60, or a 31 to 39 percent increase versus a record $2.59 in 2007. The higher guidance reflects the better-than-expected third quarter results. Previous full-year 2008 EPS guidance was $3.15 to $3.35.
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Corn Products International — Page Four
Merger Update
     “Since the announcement of the merger, Corn Products and Bunge have been engaged in preparations for the integration of our two companies,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Bunge and Corn Products currently anticipate that the special shareholders’ meetings of both companies will be held in mid-to-late December, rather than in November as previously anticipated. We are disappointed in the performance of the stock prices of our two companies and we will continue to monitor the situation closely.”
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.325.4752. A replay of the audio call will be available through Friday, November 7 by calling 719.457.0820 and using passcode 3424653.
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional supplier of starch, high fructose corn syrup and glucose. In 2007, Corn Products International reported record net sales and diluted earnings per share of $3.4 billion and $2.59, respectively, with operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
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Corn Products International — Page Five
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing, and statements regarding the proposed merger between Corn Products International, Inc. and Bunge Limited, and the anticipated consequences and benefits of such transaction. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Risks and uncertainties relating to the proposed merger include: required regulatory approvals may not be obtained in a timely manner, if at all; the proposed merger may not be consummated; the anticipated benefits of the proposed merger, including synergies, may not be realized; and the integration of Corn Products’ operations with those of Bunge may be materially delayed or may be more costly or difficult than expected.
Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2007, subsequent reports on Forms 10-Q or 8-K and other filings by Corn Products and Bunge with the Securities and Exchange Commission (the “SEC”), which can be obtained as described in “Additional Information” below. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International — Page Six
Additional Information
This news release is not a substitute for the preliminary joint proxy statement/prospectus or any other documents that Corn Products and Bunge have filed or will file with the SEC in connection with the proposed merger. Investors and securityholders are urged to carefully read the preliminary joint proxy statement/prospectus and any other relevant documents filed or to be filed by Corn Products or Bunge, including the definitive joint proxy statement/prospectus when it becomes available, because they contain or will contain important information. The preliminary joint proxy statement/prospectus is, and other documents filed or to be filed by Corn Products and Bunge with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), from Corn Products by directing a request to Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention: Investor Relations, by accessing Bunge’s website at www.bunge.com under the tab “About Bunge” and then under the heading “Investor Information,” and from Bunge by directing a request to Bunge Limited, 50 Main Street, White Plains, New York 10606, Attention: Investor Relations.
Corn Products, Bunge and their respective directors, executive officers and other employees may be deemed to be participants in a solicitation of proxies from the securityholders of Corn Products or Bunge in connection with the proposed merger. Information about Corn Products’ directors and executive officers is available in Corn Products’ proxy statement, dated April 4, 2008, for its 2008 annual meeting of stockholders and in Corn Products’ most recent filing on Form 10-K. Information about Bunge’s directors and executive officers is available in Bunge’s proxy statement, dated April 16, 2008, for its 2008 annual meeting of shareholders and in Bunge’s most recent filing on Form 10-K. Additional information about the interests of potential participants is included in the preliminary joint proxy statement/prospectus referred to above.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,		%	September 30,		%
(In millions, except per share amounts)	2008	2007		2008	2007
Net sales before shipping and handling costs	$1,155.4	$938.7	23%	$3,240.0	$2,672.4	21%
Less: shipping and handling costs	71.2	61.3	16%	196.4	176.1	12%

Net sales	$1,084.2	$877.4	24%	$3,043.6	$2,496.3	22%
Cost of sales	880.4	735.7	20%	2,479.9	2,053.0	21%

Gross profit	$203.8	$141.7	44%	$563.7	$443.3	27%

Operating expenses	66.8	61.7	8%	207.8	184.1	13%
Other income, net	10.8	8.0		14.4	7.2

Operating income	$147.8	$88.0	68%	$370.3	$266.4	39%
Financing costs, net	9.6	10.0	-4%	23.9	32.8	-27%

Income before income taxes	$138.2	$78.0	77%	$346.4	$233.6	48%
Provision for income taxes	48.2	25.8		119.5	77.8

	$90.0	$52.2	72%	$226.9	$155.8	46%
Minority interest in earnings	1.9	1.1	73%	6.1	4.1	49%

Net income	$88.1	$51.1	72%	$220.8	$151.7	46%

Weighted average common shares outstanding:
Basic	74.7	75.0		74.4	74.8
Diluted	76.3	77.0		76.0	76.7

Earnings per common share:
Basic	$1.18	$0.68	74%	$2.97	$2.03	46%
Diluted	$1.15	$0.66	74%	$2.90	$1.98	46%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$116	$175
Accounts receivable — net	575	460
Inventories	493	427
Prepaid expenses	18	14
Deferred income taxes	50	13

Total current assets	$1,252	$1,089

Property, plant and equipment — net	1,501	1,500
Goodwill and other intangible assets	374	426
Deferred income taxes	—	1
Investments	10	13
Other assets	71	74

Total assets	$3,208	$3,103

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	223	130
Deferred income taxes	1	28
Accounts payable and accrued liabilities	604	516

Total current liabilities	$828	$674

Non-current liabilities	124	123
Long-term debt	505	519
Deferred income taxes	126	133
Minority interest in subsidiaries	20	21
Redeemable common stock (500,000 shares issued and outstanding at September 30, 2008 and December 31, 2007) stated at redemption value	18	19
Share-based payments subject to redemption	10	9

Stockholders’ equity
Preferred stock — authorized 25,000,000 shares -
$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares -
$0.01 par value — 74,819,774 shares issued at September 30, 2008 and December 31, 2007	1	1
Additional paid in capital	1,081	1,082
Less: Treasury stock (common stock; 835,812 and 1,568,996 shares at September 30, 2008 and December 31, 2007, respectively) at cost	(31)	(57)
Accumulated other comprehensive loss	(359)	(115)
Retained earnings	885	694

Total stockholders’ equity	$1,577	$1,605

Total liabilities and equity	$3,208	$3,103

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
( In millions )	2008	2007
Cash provided by operating activities:
Net income	$221	$152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98	93
Increase in trade working capital	(293)	(82)
Other	(10)	(14)

Cash provided by operating activities	16	149

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(160)	(105)
Payments for acquisition (net of cash acquired of $7 in 2007)	—	(59)
Other	3	1

Cash used for investing activities	(157)	(163)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	101	56
Issuances (repurchases) of common stock, net	10	3
Dividends paid (including to minority interest shareholders)	(31)	(24)
Excess tax benefit on share-based compensation	3	4
Other	—	(1)

Cash provided by financing activities	83	38

Effect of foreign exchange rate changes on cash	(1)	2

(Decrease) increase in cash and cash equivalents	(59)	26
Cash and cash equivalents, beginning of period	175	131

Cash and cash equivalents, end of period	$116	$157

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
(Dollars in millions)	2008	2007	%	2008	2007	%
Net Sales
North America	$660.1	$542.2	22%	$1,806.4	$1,543.7	17%
South America	304.8	229.9	33%	874.4	648.8	35%
Asia/Africa	119.3	105.3	13%	362.8	303.8	19%

Total	$1,084.2	$877.4	24%	$3,043.6	$2,496.3	22%

Operating Income
North America	$104.9	$58.3	80%	$265.7	$187.8	41%
South America	44.1	26.2	68%	112.8	77.1	46%
Asia/Africa	10.0	9.9	1%	35.6	36.0	(1%)
Corporate	(11.2)	(6.4)	75%	(43.8)	(34.5)	27%

Total	$147.8	$88.0	68%	$370.3	$266.4	39%

II. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2008 and 2007, were $55 million and $36 million, respectively. Capital expenditures for the full year 2008 are estimated to be in the range of $200 million to $250 million.

III. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at September 30, 2008 and December 31, 2007 are as follows:
Total Debt to Capitalization Percentage

	September 30,	December 31,
(Dollars in millions)	2008	2007
Short-term debt	$223	$130
Long-term debt	505	519

Total debt (a)	$728	$649

Deferred income tax liabilities	126	133
Minority interest in subsidiaries	20	21
Redeemable common stock	18	19
Share-based payments subject to redemption	10	9
Stockholders’ equity	1,577	1,605

Total capital	$1,751	$1,787

Total debt and capital (b)	$2,479	$2,436

Debt to capitalization percentage (a/b)	29.4%	26.6%